Exhibit 99.1

FPB Bancorp, Inc. Reports First Quarter Results

PORT ST. LUCIE, Florida, April 30th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today a first quarter net loss available to common shareholders of $857,000 or $(.42) per basic and diluted common share, compared to a net loss of $381,000 or $(.19) per basic and diluted common share for the first quarter of 2008.  Total consolidated assets for the first quarter of 2009 were $250.8 million, as compared to $239.2 million at December 31, 2008, an increase of $11.7 million.

David W. Skiles, President & CEO, stated, “The increase in our net losses for 2009 over 2008 is a direct result of additional loan loss reserves due to continued economic strain and declining real estate values in our market area.  Especially hard-hit this quarter has been the commercial real estate market.  As individuals and businesses continue to economically suffer due to the recession and increased unemployment, we are taking prudent measures to allocate additional reserves for potential future loan losses.”

The reserve for loan losses was $1.1 million for the three months ended March 31, 2009, compared to $559,000 for the three months ended March 31, 2008, which directly impacted our first quarter earnings.  Management believes that the reserve is currently adequate for any potential losses on those loans now considered impaired.

“Unfortunately, we are doing business in one of the hardest hit areas of Florida.  We continue to aggressively manage our problem loans, but at the same time, as a community bank, we are attempting to assist our borrowers in this unprecedented economic recession through troubled debt restructurings.  In the meantime, management continues to pursue operational efficiency at all levels of the organization, as evidenced by the decrease of $55,000 in our non-interest expenses in the first quarter of 2009, as compared to the first quarter of 2008.  At the same time, our non-interest income increased $72,000 year-over-year.  The true unknown is when we will begin to see a turnaround in the economy.  Until then, our earnings may continue to be stressed.”

Mr. Skiles concluded by saying, “The board and management of FPB Bancorp, Inc. are determined to work together to persevere through these troubled times and return the franchise to profitability.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952